Exhibit 99.1

PRESS RELEASE

Selectica Reports Results for Fourth Quarter and
Fiscal Year 2011
Company Delivers Over $500,000 in Positive Cashflow During the Fourth Quarter

SAN JOSE, Calif., May 5, 2011—Selectica, Inc. (NASDAQ: SLTC), provider of deal management solutions, including sales configuration and contract lifecycle management solutions, today announced unaudited financial results for its fourth quarter and fiscal year ended March 31, 2011.

Highlights include:

•	Generated over $500,000 in positive cashflow in the fourth quarter and ended the year with over $17 million in cash
•	Decreased operating expenses $3.4M year over year
•	Continued to invest over 20% of total revenue in Research and Development, and over 30% of total revenue in Sales and Marketing in FY 2011
•	Significantly increased engineering capacity with 33 additional offshore engineers
•	Improved gross margin by 3.5% year over year

“We’re seeing an increase in demand for our SaaS-based contract lifecycle management solutions, particularly on the sell-side,” says Jason Stern, CEO and President of Selectica. “Reflecting on the year, I’m especially proud of the company’s achievements in improving our financials and becoming a sustainable business, streamlining our internal systems, and making long-term investments that have positioned us well for the future.”

Net loss for the fourth quarter of fiscal 2011 was $353,000, or $(0.12) per share, compared to a net loss of $54,000, or $(0.02) per share, in the third quarter of fiscal 2011 and net income of $205,000, or $0.07 per share, in the fourth quarter of fiscal 2010.

Revenue for the fourth quarter of fiscal 2011 was $3.7 million compared to $3.9 million for the third quarter of fiscal 2011 and $3.8 million for the fourth quarter of fiscal 2010. Revenue split was 26% license and subscription revenue, 43% maintenance and support revenue, and 31% professional services and other revenue.

For the full year fiscal 2011, Selectica reported revenue of $14.5 million, compared to $15.2 million for the full year fiscal 2010. Net loss for the full year fiscal 2011 was $1.5 million, or $(0.53) per share, compared to a net loss of $4.6 million, or $(1.66) per share for the full year fiscal 2010.

PRESS RELEASE

About Selectica, Inc.
Selectica (NASDAQ: SLTC) provides Global 2000 companies with deal management solutions to help companies close business faster, with higher margins and lower risk. Selectica offers tightly integrated applications for sales configuration, pricing, quoting, and contract lifecycle management, including modules for mobile devices and employee self-service. With over 100,000 users and over one million new contracts processed annually, Selectica is changing the way companies do business.Selectica customers represent leaders in technology, healthcare, government contracting, and telecommunications, including BellCanada, Cisco, Covad Communications, Fujitsu, CA Technologies, ManTech, and Qwest Communications. For more information, visit www.selectica.com.

Forward Looking Statements
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica's products and services; government policies and regulations, including, but not limited to those affecting the Company's industry; and risks related to the Company's past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company's most recent Form 10-K, filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Todd Spartz
(408) 545-2648
ir@selectica.com

PR Contact:
Jordan McMahon
(408) 545-2494
pr@selectica.com

SELECTICA, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Revenues:
License	$618	$827	$2,422	$3,182
Services	3,118	2,980	12,101	11,977
Total revenues	3,736	3,807	14,523	15,159

Cost of revenues:
License	114	38	434	163
Services	1,101	1,261	4,470	5,291
Total cost of revenues	1,215	1,299	4,904	5,454

Gross profit	2,521	2,508	9,619	9,705

Operating expenses:
Research and development	793	729	2,998	3,274
Sales and marketing	1,231	940	4,366	4,526
General and administrative	814	1,192	3,560	5,368
Shareholder litigation	-	10	4	34
Professional fees related to corporate governance review	-	-	-	438
Reversal of payroll charges related to stock options	-	(541)		(541)
Restructuring	-	7	-	1,245
Total operating expenses	2,838	2,337	10,928	14,344

Income (loss) from operations	(317)	171	(1,309)	(4,639)

Interest and other income (expense), net	(36)	(97)	(173)	(323)

Income (loss) before provision (benefit) for income taxes	(353)	74	(1,482)	(4,962)
Provision (benefit) for income taxes	-	(131)	4	(318)
Net income (loss)	$(353)	$205	$(1,486)	$(4,644)

Basic and diluted net income (loss) per share	$(0.12)	$0.07	$(0.53)	$(1.66)

Reconciliation to non-GAAP net income (loss):
Net income (loss)	$(353)	$205	$(1,486)	$(4,644)
Shareholder litigation	-	10	4	34
Professional fees related to corporate governance review	-	-	-	438
Restructuring	-	7	-	1,245
Non-GAAP net income (loss)	$(353)	$222	$(1,482)	$(2,927)

Non-GAAP basic and diluted net income (loss) per share	$(0.12)	$0.08	$(0.53)	$(1.05)

Weighted average shares outstanding for basic and diluted net income (loss) per share	2,831	2,809	2,821	2,794

SELECTICA, INC.
 Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$16,822	$16,957
Short-term investments	199	198
Accounts receivable	2,695	4,242
Prepaid expenses and other current assets	450	538
Total current assets	20,166	21,935

Property and equipment, net	423	536
Other assets	-	24
Total assets	$20,589	$22,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of note payable to Versata	$786	$786
Accounts payable	813	609
Restructuring liability	-	7
Accrued payroll and related liabilities	448	483
Other accrued liabilities	98	56
Deferred revenue	3,746	4,500
Total current liabilities	5,891	6,441
Note payable to Versata	3,482	4,036
Other long-term liabilities	574	27
Total liabilities	9,947	10,504

Stockholders' equity	10,642	11,991
Total liabilities and stockholders' equity	$20,589	$22,495

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